EXHIBIT 99.1

America's Car-Mart Reports 40.4% Increase in Fully Diluted Earnings Per Share on Revenue Increase of 13.8%

BENTONVILLE, Ark., Feb. 15, 2012 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its third fiscal quarter ended January 31, 2012.

Highlights of third quarter operating results:

  Net income of $7.3 million ($.73 per diluted share) vs. $5.7 million ($.52 per diluted share) for prior year quarter (40.4% increase in fully diluted earnings per share)
  Net charge-offs as a percentage of average Finance Receivables of 5.7% vs. 6.1% for the prior year quarter
  Revenue increase of 13.8% to $105.4 million from $92.6 million for the prior year quarter with same store revenue growth of 7.9%
  Selling, General & Administrative Expenses of 18.3% of sales vs. 19.2% for prior year quarter
  Retail unit sales increase of 8.5% to 8,965 from 8,266 for the prior year quarter.
  Strong cash flows supporting the significant increase in revenues and the $12.9 million increase in Finance Receivables, $1.2 million in net capital expenditures, and $3.5 million in common stock re-purchases with only a $7.4 million increase in total debt
  Active customer base now over 53,000
  Debt to equity of 45.7% and debt to finance receivables of 26.0%
  Allowance for credit losses remains unchanged at 22.0% of Finance Receivables
  Provision for credit losses of 22.2% of sales vs. 21.9% for prior year quarter

Highlights of nine month operating results:

  Net income of $23.3 million ($2.28 per diluted share) vs. $19.8 million ($1.77 per diluted share) for prior year period (28.8% increase in fully diluted earnings per share)
  Net charge-offs as a percentage of average Finance Receivables of 17.7% flat with prior year period
  Revenue increase of 14.8% to $317 million from $276 million for the prior year period with same store revenue growth of 8.3%
  Selling, General & Administrative Expenses of 17.6% of sales vs. 18.3% for prior year period
  Retail unit sales increase of 10.9% to 27,933 from 25,178 for the prior year period. Average retail units sold per store per month increased to 28.5 from 28.0
  Strong cash flows supporting the significant increase in revenues and the $39.9 million increase in Finance Receivables, $3.2 million in net capital expenditures, and $29.9 million in common stock re-purchases with only a $36.3 million increase in total debt
  Provision for credit losses of 21.8% of sales vs. 21.4% for prior year period

"We saw the continuation of our strong operating results in the third quarter. By staying focused on customer success we have been able to consistently produce outstanding returns. Our strong performance is the direct result of taking great care of our customers, one at a time. We operate in a difficult business and the dedication and compassion demonstrated every day by all of our associates truly makes us stand out as the industry leader," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "As we look forward, we are very excited to have the opportunity to not only grow our customer base in existing locations but to continue to add great new locations in the future. Our new store openings continue to go very well and these stores are really important in achieving our long-term goals. All of our efforts are directed to helping our customers succeed by working with them when they experience financial difficulties. This is what we do and we have done it very well for over 30 years."

"We are very pleased with our financial performance for the quarter. From an average store base of 111 we saw an 8.5% increase in unit sales and a 7.9% increase in same store revenues. Once again, based on our strong top line growth, we had impressive leveraging at the Selling, General and Administrative line. Our existing store base will continue to support significant growth into the future, and with the addition of new dealerships, we are committed to serving a growing customer base looking for good, basic, affordable transportation. Our focus on customer success continues to show up in our results," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "Our credit results have been strong and have been very consistent over the past several years. Should our collection results for the fourth quarter come in within a range of where currently anticipated; we could be in the position of needing to reduce our allowance for credit losses based on our anticipated future losses within the portfolio in light of our consistent credit performance over an extended period of time."

"The Company repurchased 98,201 shares of its common stock during the third quarter. Since February 1, 2010 we have repurchased 2,283,109 shares, or 19.4% of our Company. The Company has 908,695 shares available under its existing repurchase plan and intends to repurchase shares in the future when conditions are favorable, subject to restrictions under its senior credit facility," added Mr. Williams. "We have opened six new dealerships so far this fiscal year and we plan to open three more between now and the end of the fiscal year, April 30, 2012. Our plans continue to be to open new dealerships at an approximate 10% annual rate into the future."

Conference Call

Management will be holding a conference call on Thursday, February 16, 2012 at 11:00 a.m. Eastern time to discuss third quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 48136523.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 112 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
			% Change	As a % of Sales
	Three Months Ended		2012	Three Months Ended
	January 31,		vs.	January 31,
	2012	2011	2011	2012	2011
Operating Data:
Retail units sold	8,965	8,266	8.5%
Average number of stores in operation	111	102	8.8
Average retail units sold per store per month	26.9	27.0	(0.4)
Average retail sales price	$ 9,922	$ 9,463	4.9
Same store revenue growth	7.9%	5.3%
Net charge-offs as a percent of average Finance Receivables	5.7%	6.1%
Collections as a percent of average Finance Receivables	14.8%	16.4%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.0%	81.1%
Average down-payment percentage	4.3%	4.8%

Period End Data:
Stores open	111	103	7.8%
Accounts over 30 days past due	4.7%	4.6%
Finance Receivables, gross	$ 322,353	$ 281,852	14.4%

Operating Statement:
Revenues:
Sales	$ 93,957	$ 82,775	13.5%	100.0%	100.0%
Interest income	11,408	9,794	16.5	12.1	11.8
Total	105,365	92,569	13.8	112.1	111.8

Costs and expenses:
Cost of sales	54,298	48,154	12.8	57.8	58.2
Selling, general and administrative	17,175	15,863	8.3	18.3	19.2
Provision for credit losses	20,899	18,089	15.5	22.2	21.9
Interest expense	659	699	(5.7)	0.7	0.8
Interest expense- early pay-off of term loan	--	507	--	--	0.6
Interest expense- change in fair value of Interest Rate Swap	--	(250)	--	--	(0.3)
Depreciation and amortization	594	485	22.5	0.6	0.6
Total	93,625	83,547	12.1	99.6	100.9

Income before taxes	11,740	9,022		12.5	10.9

Provision for income taxes	4,436	3,334		4.7	4.0

Net income	$ 7,304	$ 5,688		7.8	6.9

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 7,294	$ 5,678

Earnings per share:
Basic	$ 0.76	$ 0.53
Diluted	$ 0.73	$ 0.52

Weighted average number of shares outstanding:
Basic	9,610,125	10,758,269
Diluted	9,998,290	10,999,375

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
			% Change	As a % of Sales
	Nine Months Ended		2012	Nine Months Ended
	January 31,		vs.	January 31,
	2012	2011	2011	2012	2011
Operating Data:
Retail units sold	27,933	25,178	10.9%
Average number of stores in operation	109	100	9.0
Average retail units sold per store per month	28.5	28.0	1.8
Average retail sales price	$ 9,636	$ 9,303	3.6
Same store revenue growth	8.3%	6.5%
Net charge-offs as a percent of average Finance Receivables	17.7%	17.7%
Collections as a percent of average Finance Receivables	46.3%	48.8%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.1%	81.7%
Average down-payment percentage	6.2%	6.3%

Period End Data:
Stores open	111	103	7.8%
Accounts over 30 days past due	4.7%	4.6%
Finance Receivables, gross	$ 322,353	$ 281,852	14.4%

Operating Statement:
Revenues:
Sales	$ 284,409	$ 247,988	14.7%	100.0%	100.0%
Interest income	32,287	27,875	15.8	11.4	11.2
Total	316,696	275,863	14.8	111.4	111.2

Costs and expenses:
Cost of sales	163,667	141,856	15.4	57.5	57.2
Selling, general and administrative	50,094	45,337	10.5	17.6	18.3
Provision for credit losses	62,056	52,994	17.1	21.8	21.4
Interest expense	1,676	2,186	(23.3)	0.6	0.9
Interest expense- early pay-off of term loan	--	507	--	--	0.2
Interest expense- change in fair value of Interest Rate Swap	--	33	--	--	0.0
Depreciation and amortization	1,697	1,405	20.8	0.6	0.6
Total	279,190	244,318	14.3	98.2	98.5

Income before taxes	37,506	31,545		13.2	12.7

Provision for income taxes	14,160	11,703		5.0	4.7

Net income	$ 23,346	$ 19,842		8.2	8.0

Dividends on subsidiary preferred stock	$ (30)	$ (30)

Net income attributable to common shareholders	$ 23,316	$ 19,812

Earnings per share:
Basic	$ 2.36	$ 1.81
Diluted	$ 2.28	$ 1.77

Weighted average number of shares outstanding:
Basic	9,886,100	10,958,074
Diluted	10,219,796	11,184,359

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	January 31,	April 30,
	2012	2011

Cash and cash equivalents	$ 409	$ 223
Finance receivables, net	$ 253,645	$ 222,305
Total assets	$ 314,513	$ 276,409
Total debt	$ 83,873	$ 47,539
Treasury stock	$ 67,825	$ 37,875
Stockholders' equity	$ 183,728	$ 187,011
Shares outstanding	9,585,024	10,496,628

Finance receivables:
Principal balance	$ 322,353	$ 282,478
Deferred Revenue - payment protection plan	$ (10,132)	$ (8,963)
Allowance for credit losses	(68,708)	(60,173)

Finance receivables, net of allowance & deferred revenue	$ 243,513	$ 213,342

Allowance as % of net principal balance	22.0%	22.0%

Changes in allowance for credit losses:
	Nine Months Ended
	January 31,
	2012	2011
Balance at beginning of year	$ 60,173	$ 55,628
Provision for credit losses	62,056	52,994
Net charge-offs	(53,521)	(48,539)

Balance at end of period	$ 68,708	$ 60,083

CONTACT: William H. ("Hank") Henderson, CEO
         (479) 464-9944

         Jeffrey A. Williams, CFO
         (479) 418-8021